Exhibit 5.0




                               September 30, 2002


UNICORP, Inc.
3122 White Oak Drive
Houston, Texas  77007

Re:  UNICORP, Inc.
     Registration Statement on Form S-8

Gentlemen:

     We have represented UNICORP, Inc., a Nevada corporation ("Company"), in connection with the preparation of a registration statement filed with the Securities and Exchange Commission on Form S-8 ("Registration Statement") in connection with the registration of 6,000,000 shares ("Shares") of the Company's common stock, par value $.001 per share under the Securities Act of 1933, as amended, to be issued pursuant to a certain agreement ("Plan") incorporated by reference to Exhibit A of the Company's definitive information statement filed on September 1, 2004.

     In this connection, we have examined originals or copies identified to our satisfaction of such documents, corporate and other records, certificates, and other papers as we deemed necessary to examine for purposes of this opinion, including but not limited to the Plan, the Articles of Incorporation of the Company, the Bylaws of the Company, and resolutions of the Board of Directors of the Company.

     We have examined such records and documents and have made such examination of laws as we considered necessary to form a basis for the opinion set forth herein. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity with the originals of all documents submitted to us as copies thereof.

     We are of the opinion that the Shares will be, when issued pursuant to the Plan, legally issued, fully paid, and nonassessable. We hereby consent to the filing of this Opinion as an Exhibit to the Registration Statement.

                                               Very truly yours,

                                               BREWER & PRITCHARD, P.C.


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